Exhibit 4.1

Sixth SUPPLEMENTAL INDENTURE

Dated as of April 5, 2017

by and among

JOY GLOBAL INC.,

as Issuer,

and

Komatsu Ltd.,

as Parent,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

to

Indenture Dated as of November 10, 2006

THIS SIXTH SUPPLEMENTAL INDENTURE (this “Sixth Supplemental Indenture”) is made as of April 5, 2017, by and among JOY GLOBAL INC., a Delaware corporation,(along with any successor thereto, the “Company”), Komatsu Ltd., a Japanese joint stock company (the “Parent”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (along with any successor thereto, the “Trustee”).

RECITALS:

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of November 10, 2006 (the “Base Indenture”), providing for the issuance by the Company from time to time of Securities, in one or more Series up to such principal amounts as may from time to time be authorized;

WHEREAS, the Base Indenture has been supplemented by (i) the Supplemental Indenture, dated as of November 10, 2006 (the “First Supplemental Indenture”), providing for the issuance by the Company of $250,000,000 aggregate principal amount of its 6.00% Senior Notes due 2016 (which notes are no longer outstanding) and $150,000,000 aggregate principal amount of its 6.625% Senior Notes due 2036 (the “2036 Notes”), (ii) the Second Supplemental Indenture, dated as of August 1, 2008 (the “Second Supplemental Indenture”), (iii) the Third Supplemental Indenture, dated as of July 29, 2011 (the “Third Supplemental Indenture”), (iv) the Fourth Supplemental Indenture, dated as of October 12, 2011, providing for the issuance by the Company of $500,000,000 aggregate principal amount of its 5.125% Senior Notes due 2021 (the “2021 Notes” and, together with the 2036 Notes, the “Notes”) (the “Fourth Supplemental Indenture”), and (v) the Fifth Supplemental Indenture, dated as of January 24, 2017 (the “Fifth Supplemental Indenture”) (such Base Indenture as supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, and as the same may be amended, supplemented, waived or modified from time to time, the “Indenture”);

WHEREAS, Section 13.2 of the Indenture provides that the Parent may, in its sole discretion, execute and deliver a supplemental indenture in order to give effect to the guarantee provided for therein (the “Parent Guarantee”);

WHEREAS, the Parent desires to provide the Parent Guarantee;

WHEREAS, Sections 8.1(h) and 13.2 of the Indenture provide that the Company, the Parent and the Trustee are authorized to execute and deliver this Sixth Supplemental Indenture without the consent of any Holder, in order to effect the execution and delivery of the Parent Guarantee;

WHEREAS, the Company and the Parent desire the Trustee to join the execution and delivery of this Sixth Supplemental Indenture and, in accordance with Sections 8.1 and 8.4 of the Base Indenture, the Company has delivered to the Trustee duly adopted resolutions of its Board of Directors authorizing the execution and delivery of this Sixth Supplemental Indenture and an Officers’ Certificate and Opinion of Counsel stating that all conditions precedent set forth in the Indenture relating thereto have been complied with and, accordingly, this Sixth Supplemental Indenture, the amendments set forth herein and the Trustee’s execution of this Sixth Supplemental Indenture are authorized pursuant to Sections 8.1, 8.3 and 8.4 of the Indenture;

WHEREAS, all things necessary to make this Sixth Supplemental Indenture, when duly executed and delivered by the parties hereto, a valid agreement of the Company, the Parent and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done;

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NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Parent and the Trustee mutually covenant and agree for the benefit of each other and the equal and ratable benefit of the Holders of the Notes, that the Indenture is supplemented and amended as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Generally.

(a) Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Base Indenture.

(b) The rules of interpretation set forth in the Base Indenture shall be applied hereto as if set forth in full herein.

ARTICLE II

PARENT GUARANTEE

Section 2.1. Parent Guarantee.

As more fully set forth in Section 13.2 of the Indenture, the Parent unconditionally guarantees, on a senior unsecured basis, to each Holder of the Notes and to the Trustee and its successors and assigns, irrespective of the validity and enforceability of the Indenture, the Notes held thereby and the payment obligations of the Company thereunder, that: (i) the principal of, premium, if any, interest, if any, and additional amounts required by the Notes, if any, shall be promptly paid in full when due, subject to any applicable grace period, whether at the maturity date, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of and premium, if any, and (to the extent permitted by law) interest on the Notes, and all other payment obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at the stated maturity, by acceleration, upon repurchase or redemption or otherwise. Failing payment when so due of any amount so guaranteed for whatever reason, the Parent will be obligated to pay the same immediately.

Parent hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or the Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of the Parent. Further, to the extent permitted by law, Parent hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that this Parent Guarantee will not be discharged except by complete performance of the obligations contained in the Notes and this Indenture.

If any Holder or the Trustee is required by any court or otherwise to return to the Company, Parent, or any custodian, Trustee or other similar official acting in relation to the Company or Parent any amount paid by the Company or Parent to the Trustee or such Holder, the Parent Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

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Parent further agrees that, as between Parent, on the one hand, and the Holders and the Trustee, on the other hand, (i) the maturity of the obligations guaranteed hereby may be accelerated as provided in Section 5.1 of the Base Indenture for the purposes of this Parent Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (ii) in the event of any declaration of acceleration of such obligations as provided in Section 5.1 of the Base Indenture, such obligations (whether or not due and payable) shall forthwith become due and payable by the Parent for the purpose of this Parent Guarantee.

Parent shall be subrogated to all rights of the Holders of the Notes against the Company in respect of any amount paid by the Parent on account of such Notes pursuant to the provisions of this Parent Guarantee or the Indenture; provided, however, that the Parent shall not be entitled to enforce or to receive any payments arising out of, or based upon, such right of subrogation until the principal of, and any premium and interest on, all of the Notes have been paid in full.

Section 2.2. Notation of Parent Guarantee.

From this date, in accordance with Section 13.2 of the Indenture the accompanying notation of the Parent Guarantee will be endorsed by manual or facsimile signature by an authorized signatory of the Parent on each of the Notes authenticated and delivered by the Trustee:

“Subject to the limitations set forth in the Indenture referred to in the Security upon which this notation is endorsed, Komatsu Ltd. has unconditionally guaranteed: (a) the due and punctual payment of the principal of, premium, if any, interest, if any, and additional amounts required by the Securities, if any, whether at the maturity date, by acceleration, upon repurchase or redemption or otherwise, (b) the due and punctual payment of interest on the overdue principal of, premium, if any, and interest if lawful, on the Securities, (c) the due and punctual payment or performance of all other payment obligations of the Company to the Holders or the Trustee, all in accordance with the terms set forth in the Indenture, and (d) in case of any extension of time of payment or renewal of any Securities or any of such other obligations, the prompt payment in full thereof when due or performance thereof in accordance with the terms of the extension or renewal, whether at the stated maturity, by acceleration, upon repurchase or redemption or otherwise. This Parent Guarantee is subject to the limitations set forth in the Indenture, including Section 13.2 thereof.

KOMATSU LTD.
By:
Name:
Title: ”

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ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1. Ratification of Base Indenture.

The Indenture, as supplemented by this Sixth Supplemental Indenture, is in all respects ratified and confirmed, and this Sixth Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.

Section 3.2. Trustee Not Responsible for Recitals.

The recitals in this Sixth Supplemental Indenture are made by the Company and the Parent only and not by the Trustee, and all of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of the Notes, the Parent Guarantee and of this Sixth Supplemental Indenture as fully and with like effect as if set forth herein in full. The Trustee makes no representation as to and shall not be responsible for the validity or sufficiency of this Sixth Supplemental Indenture, and the Trustee assumes no responsibility for the same.

The Company hereby confirms to the Trustee that this Sixth Supplemental Indenture has not resulted in a material modification of the Notes for Foreign Account Tax Compliance Act (“FATCA”) purposes. The Company shall give the Trustee prompt written notice of any material modification of the Notes that is deemed to occur for FATCA purposes and, until it has received such notice, the Trustee shall assume that no material modification for FATCA purposes has occurred regarding the Notes.

Section 3.3. Headings, etc.

The headings of the Articles and Sections of this Sixth Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.4. Benefits.

Nothing contained in the Indenture shall or shall be construed to confer upon any person other than a Holder of the Notes, the Company, the Parent or the Trustee any right or interest to avail itself of any benefit under any provision of the Indenture, the Notes or this Sixth Supplemental Indenture.

Section 3.5. Effective Date.

This Sixth Supplemental Indenture shall be effective as of the date first above written upon the execution and delivery hereof by each of the parties hereto.

Section 3.6. Counterparts.

This Sixth Supplemental Indenture may be executed in multiple counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument. Signatures of the parties hereto transmitted by facsimile or PDF may be used in lieu of the originals and shall be deemed to be their original signatures for all purposes.

Section 3.7. Governing Law.

THE INTERNAL LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS Sixth SUPPLEMENTAL INDENTURE BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Sixth Supplemental Indenture to be duly executed all as of the date and year first written above.

JOY GLOBAL INC., a Delaware corporation

By:	/s/ Barbara G. Bolens
Name: Barbara G. Bolens
Title: Vice President & Treasurer

Company Signature Page to Sixth Supplemental Indenture

Komatsu Ltd. a Japanese joint stock company

By:	/s/ Tetsuji Ohashi
Name: Tetsuji Ohashi
Title: President and CEO

Parent Signature Page to Sixth Supplemental Indenture

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Trustee

By:	/s/ David S. Pickett
Name: David S. Pickett
Title: Assistant Vice President

Trustee Signature Page to Sixth Supplemental Indenture